UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) August 7, 2003

                                   XDogs, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

        NEVADA                             1-12850             84-1168832
(State or other jurisdiction           (Commission            (IRS Employer
     of incorporation)                   File Number)      Identification No.)


                        126 North Third Street, Suite 407
                          Minneapolis, Minnesota 55401
                          ----------------------------
                    (Address of principal executive offices)

        Registrant's telephone number, including area code (612) 359-9020


           ----------------------------------------------------------
          (Former name or former address, if changed since last report)


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Item 5.  Other Events

On August 7, 2003, we signed a non-binding letter of intent to acquire the business and operations of Kathrine Baumann, LLC ("KB"), a Beverly Hills based, California limited liability company and designer of specialty women's handbags. We have obtained a ninety day option to acquire a maximum of 25% of the fully-diluted capital stock of the Company, in consideration of the sum of $250,000, payable in cash (the "Option Price"). In full consideration of the Option, XDGI shall pay for the audit of the financial statements of the Company, as contemplated below. The Deposit shall be used solely for the purpose of paying accounting fees required to effect the "Merger" transaction described below. The Option shall expire, if not fully exercised, ninety (90) days following the Execution Date.

It is contemplated that simultaneous with the exercise of the Option and payment of the $250,000 Option Price, the Company and Kathrine Baumann (the "Principal") shall execute an agreement and plan of merger with XDGI and a newly formed California merger subsidiary of XDGI ("Mergerco") pursuant to which the Company and Mergerco shall be merged, with the Company as the surviving corporation of the Merger. In consideration for the Merger, the Principal or her designees shall receive seventy-five (75%) percent of the fully-diluted capital stock of XDGI, with the remaining twenty-five (25%) percent to be owned the existing stockholders of XDGI.

If we complete the merger, we will establish a seven-person board of directors, four of whom will be nominated by Ms. Baumann, one of whom will be Mr. Rodriguez and two of whom will be independent directors.

The transaction is subject to negotiation of a definitive merger agreement and completion of our due diligence investigation of KB's business and assets. We cannot assure that we will obtain the required funds for the option deposit sum, successfully negotiate and consummate the merger or ever be profitable.

Item 7.  Exhibits

10.2 Letter of Intent dated August 7, 2003 between the Company and Kathrine Baumann, LLC

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            XDOGS, INC.

                                           By:  /s/ Kent A. Rodriguez
                                                --------------------------------
                                                Kent A. Rodriguez, President and
                                                Chief Executive Officer

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